EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Third Quarter Earnings

Warrendale, PA, November 13, 2003 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced its consolidated financial results for the third quarter ended November 1, 2003:

Third Quarter Ended November 1, 2003

  Total sales decreased 0.2% to $373.8 million from $374.5 million for the quarter ended November 2, 2002.
  Sales for the third quarter 2003 included $22.8 million from the Bluenotes/Thriftys operation, compared to $21.7 million for the corresponding period last year.
  Comparable store sales for the American Eagle Outfitters stores declined 10.4% for the quarter ended November 1, 2003.
  Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, declined 10.3% when compared to the corresponding period last year.
  Reported net income for the quarter decreased to $10.1 million, or $0.14 per share on a diluted basis. Reported net income includes a non-cash goodwill impairment charge of $8.0 million, or $0.11 per share on a diluted basis.
  During the quarter ended November 1, 2003, the Company recognized an $8.0 million estimate for a non-cash goodwill impairment charge related to the Bluenotes segment due to continuing poor performance at this division.  The Company has retained a third party to provide an independent valuation and will adjust the estimated impairment charge based on the valuation results in the fourth quarter.
  Adjusted net income* for the quarter, which excludes a non-cash goodwill impairment charge, decreased to $18.1 million, or $0.25 per share on a diluted basis, from net income of $27.1 million, or $0.37 per share on a diluted basis last year.

Year-to-Date for the Nine Months Ended November 1, 2003

  Total sales increased 3.2% to $1.003 billion from $971.6 million for the nine months ended November 2, 2002.
  Sales for the nine months ended November 1, 2003 included $57.9 million from the Bluenotes/Thriftys operation, compared to $58.0 million for the corresponding period last year.
  Comparable store sales for the American Eagle Outfitters stores declined 7.4% when compared to the same nine month period last year.
  Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, declined 7.6% when compared to the corresponding period last year.
  Reported net income for the year-to-date period decreased to $24.6 million, or $0.34 per share on a diluted basis. Reported net income includes a non-cash goodwill impairment charge of $8.0 million, or $0.11 per share on a diluted basis.
  Adjusted net income* for the year-to-date period, which excludes a non-cash goodwill impairment charge, decreased to $32.6 million, or $0.45 per share on a diluted basis from net income of $49.9 million, or $0.68 per share on a diluted basis last year.

The Company stated that November month-to-date comparable store sales have declined in the low single-digits.  Sales trends have improved since October with more seasonable weather, the Company's clearance sale and the holiday floorset.

* A complete definition and discussion of the Company's use of non-GAAP measures, identified by an asterisk (*), is located below.

At 9:00 a.m. EST, on November 13, 2003, the Company's management team will host a conference call to review the financial results. To listen to the call, dial 877-601-0864 at least ten minutes prior to the start of the call. The conference call will also be simultaneously broadcast over the Internet at www.ae.com. A replay will be available beginning November 13th at 1:00 p.m. EST through November 27th. To listen to the replay, dial 1-800-642-1687 and reference confirmation code #3119592. An audio replay of the conference call will also be available at www.ae.com until February 23, 2004.

American Eagle Outfitters (NASDAQ:AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of casual, fashion-right clothing for 15-25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, surplus, and graphic Ts as well as a stylish assortment of cool accessories, outerwear, footwear and swimwear. AE's Canadian subsidiary, Bluenotes/Thriftys, targets a slightly younger demographic, offering a more urban/suburban, denim-driven collection for 12 to 22 year-olds. American Eagle Outfitters currently operates 736 AE stores in 49 states and the District of Columbia, 64 AE stores in Canada, and 111 Bluenotes/Thriftys stores in Canada. AE also operates via its internet business, ae.com.

Non-GAAP Measure Disclosure

The following definitions are provided for the two non-GAAP (Generally Accepted Accounting Principles) measures used by the Company in this release. The two measures are adjusted net income and adjusted earnings per share. Each use is indicated by an asterisk*. We do not intend for these two non-GAAP measures to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently.

Adjusted Financial Results

In this release, adjusted net income and adjusted EPS each exclude the non-cash goodwill impairment charge of $8.0 million, or $0.11 per share, related to our Bluenotes operation. We believe that these adjusted measures provide investors with an important perspective on the current underlying operating performance of our businesses by isolating and excluding the impact of the non-cash impairment charge related to our acquisition of the Bluenotes business in fiscal 2000.

  Adjusted net income: In this release, we define "adjusted net income" to start with GAAP net income and then add back the $8.0 million Bluenotes non-cash goodwill impairment charge. The table below shows a reconciliation between GAAP net income and adjusted net income.
  Adjusted EPS: In this release, we define "adjusted EPS" to start with GAAP EPS and then add back the $0.11 per share Bluenotes non-cash goodwill impairment charge. The table below shows a reconciliation between GAAP EPS and adjusted EPS.
Non-GAAP Financial Measures:
Reconciliation of GAAP Net Income and EPS to Adjusted Net Income and EPS

	Three Months Ended		Nine Months Ended
	November 1, 2003	November 2, 2002	November 1, 2003	November 2, 2002

Reported GAAP Net Income	$10,139	$27,061	$24,646	$49,859
Non-Cash Goodwill Impairment Charge	8,000	-	8,000	-
Adjusted Net Income	$18,139	$27,061	$32,646	$49,859

Reported GAAP EPS	$0.14	$0.37	$0.34	$0.68
Non-Cash Goodwill Impairment Charge	0.11	-	0.11	-
Adjusted EPS	$0.25	$0.37	$0.45	$0.68

AMERICAN EAGLE OUTFITTERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)
	(Unaudited)		(Unaudited)
	November 1, 2003	February 1, 2003	November 2, 2002
ASSETS
Cash, cash equivalents and short-term investments	$206,078	$241,573	$172,972
Merchandise inventory	193,796	124,708	181,916
Other current assets	84,740	61,597	65,894
Total current assets	484,614	427,878	420,782
Property and equipment, net	288,230	267,479	270,283
Goodwill, net	15,614	23,614	23,966
Other assets, net	44,905	22,368	26,076
Total Assets	$833,363	$741,339	$741,107

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$98,018	$50,608	$94,151
Accrued compensation and payroll taxes	18,073	13,001	19,093
Accrued rent	29,079	28,476	26,998
Accrued income and other taxes	17,769	12,655	8,277
Unredeemed stored value cards and gift certificates	13,507	22,837	10,216
Current portion of note payable	4,874	4,225	8,929
Other current liabilities	13,269	9,784	8,400
Total current liabilities	194,589	141,586	176,064
Note Payable	15,213	16,356	16,663
Other non-current liabilities	15,050	5,915	8,837
Total non-current liabilities	30,263	22,271	25,500
Total stockholders' equity	608,511	577,482	539,543
Total Liabilities and Stockholders' Equity	$833,363	$741,339	$741,107

Current Ratio	2.49	3.02	2.39

AMERICAN EAGLE OUTFITTERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars and shares in thousands, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	November 1, 2003	November 2, 2002	November 1, 2003	November 2, 2002

Net sales	$373,800	$374,471	$1,002,713	$971,587
Cost of sales, including certain buying,
occupancy and warehousing expenses	231,531	228,164	643,267	605,507
Gross profit	142,269	146,307	359,446	366,080
Selling, general and administrative expenses	98,732	89,845	266,414	249,138
Depreciation and amortization	14,373	12,969	41,552	37,414
Goodwill impairment loss	8,000	-	8,000	-
Operating income	21,164	43,493	43,480	79,528
Other income, net	483	284	1,638	1,141
Income before income taxes	21,647	43,777	45,118	80,669
Provision for income taxes	11,508	16,716	20,472	30,810
Net income	$10,139	$27,061	$24,646	$49,859

Basic income per common share	$0.14	$0.38	$0.35	$0.69
Diluted income per common share	$0.14	$0.37	$0.34	$0.68

Weighted average common shares outstanding - basic	71,130	71,559	71,091	71,901
Weighted average common shares outstanding - diluted	72,234	72,405	72,189	73,088

Total gross square footage at end of period:

American Eagle Outfitters Stores	4,157,046	3,743,677
Bluenotes/Thriftys Stores	354,206	352,210

Store count at end of period:

American Eagle Outfitters Stores	798	743
Bluenotes/Thriftys Stores	111	111

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857